Exhibit 2.1

PLAN OF CONVERSION

This Plan of Conversion (this “Plan”) sets forth certain terms of the conversion of Datadog, Inc., a Delaware corporation (the “Delaware Corporation”), to a Nevada corporation (the “Nevada Corporation”), pursuant to the terms of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and Section 92A.195 of the Nevada Revised Statutes (as amended, the “NRS”).

RECITALS:

A. The Delaware Corporation is a corporation organized under the DGCL.

B. Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 266 of the DGCL and NRS 92A.195, the Delaware Corporation will be converted to the Nevada Corporation.

C. The Board of Directors of the Delaware Corporation (the “Board”) has (i) determined that the Conversion (as defined below) is in the best interests of the Delaware Corporation and its stockholders, (ii) approved and adopted the Conversion (including this Plan and the Nevada Articles of Incorporation and the Nevada Bylaws (each as defined below)), and (iii) recommended that the stockholders of the Delaware Corporation approve the Conversion (including this Plan and the Nevada Articles of Incorporation and the Nevada Bylaws) and adopt the resolutions proposed by the Board approving the Conversion (the “Board Conversion Resolutions”).

D. The stockholders of the Delaware Corporation have approved the Conversion (including this Plan and the Nevada Articles of Incorporation and the Nevada Bylaws) and adopted the Board Conversion Resolutions.

E. The mode of carrying out the Conversion into effect shall be as described in this Plan.

ARTICLE I

THE CONVERSION

1.1 Conversion. At the Effective Time (as defined below), the Delaware Corporation will be converted to the Nevada Corporation, pursuant to, and in accordance with, Section 266 of the DGCL and NRS 92A.195 (the “Conversion”), whereupon the Delaware Corporation will continue its existence in the organizational form of the Nevada Corporation, which will be subject to the laws of the State of Nevada. The Board and the stockholders of the Delaware Corporation have approved and adopted, as applicable, the Conversion (including this Plan and the Nevada Articles of Incorporation and Nevada Bylaws) and the Board Conversion Resolutions. The name of the Nevada Corporation shall be Datadog, Inc.

1.2 Filings and Recordings. The Delaware Corporation shall cause (i) articles of conversion meeting the requirements of NRS 92A.205 and NRS 92.230 (the “Nevada Articles of Conversion”) to be properly executed and filed in accordance with such sections and (ii) a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Delaware Certificate of Conversion”) to be properly executed and filed in accordance with such section, and the Delaware Corporation or the Nevada Corporation, as applicable, shall make all other filings or recordings required by the DGCL or the NRS in connection with the Conversion.

1.3 Effective Time. The Conversion shall become effective upon the later to be filed of, or at the time (if any) designated in, the Delaware Certificate of Conversion and the Nevada Articles of Conversion as the effective time of the Conversion (the “Effective Time”).

ARTICLE II

ORGANIZATION

2.1 Nevada Governing Documents. At the Effective Time, the Articles of Incorporation of the Nevada Corporation, in the form attached hereto as Exhibit A (the “Nevada Articles of Incorporation”), and the Bylaws of the Nevada Corporation, in the form attached hereto as Exhibit B (the “Nevada Bylaws” and, together with the Nevada Articles of Incorporation, the “Nevada Governing Documents”), shall govern the Nevada Corporation until amended and/or restated in accordance with the Nevada Governing Documents and applicable law.

2.2 Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or the Nevada Corporation, or their respective stockholders, (i) the Board of Directors of the Nevada Corporation will consist of the same directors of the Delaware Corporation as of immediately prior to the Effective Time, having the same terms of office, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal; (ii) each committee of the Board of the Delaware Corporation as of immediately prior to the Effective Time shall be constituted as a committee of the Board of Directors of the Nevada Corporation on the same terms and, subject to applicable Nevada law, with the same powers and authority of the Board of the Delaware Corporation as of immediately prior to the Effective Time, and the members of each committee of the Board of the Delaware Corporation as of immediately prior to the Effective Time shall be, from and after the Effective Time, the members of each such committee of the Board of Directors of the Nevada Corporation, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal; and (iii) the officers of the Nevada Corporation shall be the same officers of the Delaware Corporation as of immediately prior to the Effective Time (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE CONVERSION

3.1 Effect of Conversion. At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the NRS, including NRS 92A.250(3). Without limitation of the foregoing, for all purposes of the laws of the State of Delaware and the State of Nevada, all of the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, shall remain vested in the Nevada Corporation and shall be the property of the Nevada Corporation, and all debts, liabilities, and duties of the Delaware Corporation shall remain attached to the Nevada Corporation and may be enforced against the Nevada Corporation to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Nevada Corporation.

3.2 Conversion of Shares. At the Effective Time, by virtue of the Conversion and without any further action by the Delaware Corporation, the Nevada Corporation, the holders thereof or any other person, (i) each validly issued, fully paid and nonassessable share of Class A common stock, par value $0.00001 per share (the “Delaware Class A Common Stock”), of the Delaware Corporation issued and outstanding or held in treasury immediately prior to the Effective Time will be one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.00001 per share (the “Nevada Class A Common Stock”), of the Nevada Corporation, and (ii) each validly issued, fully paid and nonassessable share of Class B common stock, par value $0.00001 per share (the “Delaware Class B Common Stock”), of the Delaware Corporation issued and outstanding or held in treasury immediately prior to the Effective Time will be one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.00001 per share (the “Nevada Class B Common Stock”), of the Nevada Corporation. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior thereto represented issued and outstanding shares of Delaware Class A Common Stock and Delaware Class B Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Class A Common Stock and Nevada Class B Common Stock, respectively, and shall be so registered on the books and records of the Nevada Corporation and the transfer agent; and (y) all of the issued and outstanding shares of Delaware Class A Common Stock and Delaware Class B Common Stock that are in uncertificated book-entry form shall automatically become the number and class of shares of the Nevada Corporation in accordance with the customary procedures of the transfer agent.

3.3 Conversion of Other Securities. At the Effective Time, by virtue of the Conversion and without any further action by the Delaware Corporation, the Nevada Corporation, the holders thereof or any other person, any warrant, stock option, restricted stock unit, performance stock unit, equity or equity-based award or other right to acquire any, or of any instrument to convert into or exchange for, or based on the value of, Delaware Class A Common Stock or other equity securities of the Delaware Corporation, shall constitute a warrant, option, restricted stock unit, equity or equity-based award or other right to acquire any, or of any instrument to convert into or exchange for, or based on the value of, the same amount of Nevada Class A Common Stock or other equity securities of the Nevada Corporation as the holder of such warrant, stock option, restricted stock unit, performance stock unit, equity or equity-based award or other right would have been entitled to receive had such holder exercised or converted such warrant, stock option, restricted stock unit, performance stock unit, equity or equity-based award or other right in full immediately prior to the Effective Time (not taking into account whether such warrant, stock option, restricted stock unit, performance stock unit, equity or equity-based award or other right was in fact exercisable or convertible at such time), at the same exercise/conversion price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions.

ARTICLE IV

MISCELLANEOUS

4.1 Abandonment or Amendment. At any time before the Effective Time, whether before or after approval of the Conversion by the requisite stockholders of the Delaware Corporation, this Plan may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board, such action would be in the best interests of the Delaware Corporation and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no effect.

4.2 Captions. The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.

4.3 Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provisions of state or local law), and this Plan is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

4.4 Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.